Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this in this Post-Effective Amendment No. 2 to Registration Statement No. 333-120733 on Form S-3 to Form S-4of Camden Property Trust of our reports dated March 9, 2004 (each of which reports expresses an unqualified opinion and one of which reports includes an explanatory paragraph relating to the change in its method of accounting in 2002 for the impairment and disposal of long-lived assets to conform to Statement of Financial Accounting Standards No. 144), appearing in and incorporated by reference in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 7, 2005